Exhibit 99.1

For further information contact: Ronald Anderson, President and CEO (610) 644-9400

Release Date:	February 2, 2012
For Immediate Release

MALVERN FEDERAL BANCORP, INC. ANNOUNCES RESULTS FOR THE FIRST QUARTER OF FISCAL 2012

Paoli, Pennsylvania – Malvern Federal Bancorp, Inc. (the “Company”) (NASDAQ: MLVF), the “mid-tier” holding company for Malvern Federal Savings Bank (the “Bank”), today announced net income for the three months ended December 31, 2011 of $1.3 million compared to a net loss of $739,000 for the three months ended December 31, 2010. On a per share basis, the Company is reporting net income of $0.21 per share for the quarter ended December 31, 2011, compared to a net loss of $0.13 per share for the quarter ended December 31, 2010.

There was a $300,000 credit to the provision for loan losses for the quarter ended December 31, 2011 compared to a $1.9 million expense for the quarter ended December 31, 2010.  This $2.2 million difference in the provision for loan losses was due primarily to a $1.1 million recovery recorded upon receipt of a $2.5 million payment in full satisfaction of a $1.4 million participation interest in a construction and development loan on a retirement community located in Montgomery County, Pennsylvania, as well as an overall improvement in the trend of our level of problem assets. At December 31, 2011, the Company’s total non-performing assets and performing troubled debt restructurings totaled $27.0 million compared to $34.0 million at December 31, 2010, an improvement of 20.7%. Our net charge-offs to the allowance for loan losses for the three months ended December 31, 2011 amounted to $786,000 compared to $2.5 million during the first quarter of fiscal 2011. As of December 31, 2011, the balance of the allowance for loan losses was $9.0 million, or 86.6% of non-accruing loans, compared to an allowance for loan losses of $10.1 million or 78.2% of non-accruing loans at September 30, 2011 and an allowance of $7.5 million or 40.5% on non-accruing loans at December 31, 2010.

At December 31, 2011, the Company’s total non-accrual loans amounted to $10.4 million, compared to $12.9 million at September 30, 2011 and $18.6 million at December 31, 2010. Total non-accruing loans were reduced by $2.5 million on a linked quarter basis due primarily to a $1.8 million reduction in non-accruing construction and development loans, primarily as a result of the repayment of the $1.4 million non-performing participation interest in a construction and development loan described above, and a $412,000 partial charge-off on a participation interest in a construction and development loan for the development of commercial and mixed use facilities on approximately 40 acres located in Mount Laurel, New Jersey, based upon a forbearance agreement recently entered into which is expected to result in the disposition of such loan during the first half of 2012.

The Company’s net interest income for the three months ended December 31, 2011 was $4.6 million, a decrease of $212,000 compared to the three month period ended December 31, 2010.  The Company's net interest rate spread of 2.86% and net interest margin of 2.96% for the three months ended December 31, 2011 improved when compared to a net interest rate spread of 2.83% and a net interest margin of 2.94% for the first quarter of fiscal 2011.

The Company’s interest and dividend income decreased by $828,000 in the three month period ended December 31, 2011 compared to the three month period ended December 31, 2010.  Interest income earned decreased in the three months ended December 31, 2011 from the prior comparable period in fiscal 2011 due primarily to a decline in the average balance of loans receivable and lower average yields on loans in the fiscal 2012 quarter.  During the first quarter of fiscal 2012 compared to the first quarter of fiscal 2011, the average yield on the Company’s loan portfolio decreased by 23 basis points to 5.18% from 5.41%. The average balance of loans receivable decreased by $46.2 million, or 8.5%, in the first quarter of fiscal 2012 compared to the first quarter of fiscal 2011, due primarily to a decline in overall loan demand, the securitization and sale of approximately $10.7 million of fixed-rate first mortgage loans during the fiscal 2012 quarter, as well as the lending restrictions imposed by the Supervisory Agreement that the Bank entered into with the Office of Thrift Supervision in October 2010. The average yield on investment securities increased to 2.08% for the three months ended December 31, 2011 from 1.93% for the same period in fiscal 2011, and the average balance of our investment securities increased by $12.9 million during the three months ended December 31, 2011 compared to the prior fiscal year period.

The Company’s interest expense for the three month period ended December 31, 2011 was $2.3 million, a decrease of $616,000 from the three month period ended December 31, 2010. There was a $598,000 decrease in interest expense on deposits and an $18,000 decrease in interest on FHLB borrowings during the first quarter of fiscal 2012 compared to the first quarter of fiscal 2011.  The average balance of deposit accounts decreased by $32.5 million, or 5.8%, in the first quarter of fiscal 2012 compared to the first quarter of fiscal 2011, due primarily to $39.9 million decrease in higher costing certificates of deposit. The average rate paid on deposits decreased to 1.40% for the first quarter of fiscal 2012 from 1.74% for the first quarter of fiscal 2011. The average rate paid on borrowed funds of 3.54% in the first quarter of fiscal 2012 was unchanged when compared to the first quarter of fiscal 2011.

The Company's other, or non-interest, income increased by $549,000 to $970,000 for the three months ended December 31, 2011 from the comparable prior year period. The increase was due primarily to a $415,000 gain recorded on the securitization and sale of $10.7 million of long-term, fixed-rate residential mortgage loans. In addition, we recorded a net gain on the sale of other real estate owned in the amount of $38,000 in the quarter-ended December 31, 2011, an improvement of $64,000 over the $26,000 net loss recorded in the fiscal 2011 quarter.

        Other, or non-interest, expense of the Company decreased by $459,000 in the quarter ended December 31, 2011 over the comparable prior fiscal year period. The decrease in other operating expenses in the first quarter of fiscal 2012 compared to the first quarter of fiscal 2011 was due primarily to a $404,000 decrease in other real estate owned expense and a $151,000 decrease in federal deposit insurance premiums, due to a lower deposit base in fiscal 2012.  These decreases were partially offset by a $74,000 increase in salaries and employee benefits in the December 31, 2011 compared to the quarter-ended December 31, 2010.  For the first quarter of fiscal 2012, the Company had an income tax expense of $560,000 compared to an income tax benefit of $446,000 for the first quarter of fiscal 2011.  The increased income tax expense for the quarter ended December 31, 2011 was primarily due to a $3.0 increase in pre-tax net income during the quarter ended December 31, 2011.

The Company’s total assets amounted to $666.3 million at December 31, 2011 compared to $666.6 million at September 30, 2011.  The primary reason for the $277,000 decrease in assets during the first quarter of fiscal 2012 was a $28.5 million decrease in net loans receivable, a $1.9 million decrease in REO, a $495,000 decrease in deferred taxes and a $268,000 decrease in restricted stock at December 31, 2011 compared to September 30, 2011. Partially offsetting such decreases was an increase in cash and cash equivalents in the amount of $24.3 million and a $6.5 million increase in investment securities. The $1.9 million decrease in REO at December 31, 2011 compared to September 30, 2011, was primarily due to $1.9 million of net sales in REO properties, at a net gain of $38,000, and $111,000 in reductions to REO fair values, which are reflected as REO expense during the first quarter of fiscal 2012.  At December 31, 2011, we had $10.1 million of loans classified as performing troubled debt restructurings (“TDRs”). However two commercial real estate loans to the same borrower in the amount of $1.8 million and deemed to be TDRs were more than 60-days past due as of December 31, 2011. The Company’s total REO amounted to $6.4 million at December 31, 2011 compared to $8.3 million at September 30, 2011.

Total deposits decreased $3.2 million to $551.3 million at December 31, 2011 compared to September 30, 2011. Total FHLB advances decreased by $252,000 to $48.8 million compared to $49.1 million at September 30, 2011.

Shareholders’ equity increased by $1.4 million to $61.7 million at December 31, 2011 compared to $60.3 million at September 30, 2011 due primarily to an increase in retained earnings. Net income during the first quarter of fiscal 2012 in the amount of $1.3 million increased retained earnings to $37.9 million compared to the first quarter of fiscal 2011.

Malvern Federal Bancorp, Inc., of Pennsylvania is the “mid-tier” holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as eight other financial centers located throughout Chester and Delaware County, Pennsylvania.

This press release contains certain forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Federal Bancorp, and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN FEDERAL BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA (unaudited)

	At December 31, 2011	At September 30, 2011
	(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$666,291	$666,568
Loans receivable, net	477,528	506,019
Securities held to maturity	3,569	3,797
Securities available for sale	81,164	74,389
FHLB borrowings	48,846	49,098
Deposits	551,281	554,455
Shareholders’ equity	61,657	60,284
Total liabilities	604,634	606,284
Allowance for loan losses	9,015	10,101
Non-accrual loans	10,408	12,915
Non-performing assets	16,839	21,235
Performing troubled debt restructurings	10,111	10,340
Non-performing assets and performing troubled debt restructurings	26,950	31,575

	Three Months Ended December 31,
	2011	2010
	(Dollars in thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$6,872	$7,700
Total interest expense	2,287	2,903
Net interest income	4,585	4,797
(Recovery) provision for loan losses	(300)	1,900
Net interest income after (recovery) provision for loan losses	4,885	2,897
Total other income	970	421
Total other expense	4,044	4,503
Income tax expense (benefit)	560	(446)
Net income (loss)	$1,251	$(739)
Net earnings (loss) per share	$0.21	$(0.13)
Dividends declared per share	$-	$0.03

	Three Months Ended December 31,
	2011	2010
Selected Financial Ratios and Other Data(1)
Selected Operating Ratios:
Average yield on interest-earning assets	4.44%	4.72%
Average rate on interest-bearing liabilities	1.58	1.89
Average interest rate spread(2)	2.86	2.83
Net interest margin(3)	2.96	2.94
Total non-interest expense to average assets	2.43	2.56
Efficiency ratio(4)	72.80	86.30
Return on average assets	0.75	(0.42)
Return on average equity	8.17	(4.45)

Asset Quality Ratios(5):
Non-accrual loans as a percent of total loans receivable	2.15%	3.47%
Non-performing assets as a percent of total assets	2.53	3.20
Non-performing assets and performing troubled debt restructurings as a percent of total assets	4.04	4.91
Allowance for loan losses as a percent of non-accrual loans	86.62	40.54

Capital Ratios(5):
Total risk-based capital to risk weighted assets	13.14%	12.89%
Tier 1 risk based capital to risk weighted assets	11.88	11.67
Tangible capital to tangible assets	8.09	8.47
Tier 1 leverage (core) capital to adjustable tangible assets	8.09	8.47
Shareholders’ equity to total assets	9.25	9.35
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(1) Ratios have been annualized where appropriate.
(2) Average interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4) The efficiency ratio represents the ratio of non-interest expense divided by net interest income and total other income.
(5) Asset quality ratios are end of period ratios. Capital ratios are end of period ratios and are at Bank level except for shareholders’ equity to total assets. During the quarter ended December 31, 2011, the Company made a $3.2 million capital infusion to the Bank.

The table below sets forth the amounts and categories of loans delinquent more than 30 days but less than 90 days at the dates indicated.

	December 31, 2011	December 31, 2010	September 30, 2011
	(Dollars in thousands)
31-89 Days Delinquent:
Residential mortgage	$1,408	$2,753	$759
Construction and Development:
Residential and commercial	-	-	-
Commercial:
Commercial real estate(1)	3,170	6,363	195
Other	-	-	22
Consumer:
Home equity lines of credit	20	-	16
Second mortgages	1,182	1,779	1,701
Other	7	6	16
Total	$5,787	$10,901	$2,709

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(1) Includes two TDRs in the aggregate amount of $1.8 million which were more than 60 days past due at December 31, 2011.

The table below sets forth our non-performing assets and performing troubled debt restructurings which were in accruing status at the dates indicated.  Loans are generally placed on non-accrual status when they are 90 days or more past due as to principal or interest or when the collection of principal and/or interest becomes doubtful.  There were no loans past due 90 days or more and still accruing interest at any of the dates of the table below.

	December 31, 2011	December 31, 2010	September 30, 2011
	(Dollars in thousands)
Non-accruing loans:
Residential mortgage	$2,562	$8,865	$2,866
Construction and development:
Residential and commercial	4,841	1,393	6,617
Commercial:
Commercial real estate	1,694	4,548	1,765
Multi-family	-	-	-
Other	209	209	229
Consumer:
Home equity lines of credit	37	396	61
Second mortgages	1,065	3,207	1,377
Other	-	1	-
Total non-accruing loans	10,408	18,619	12,915
Other real estate owned and other foreclosed assets:
Residential mortgage	2,489	1,203	3,872
Construction and development:
Residential and commercial	-	1,085	-
Commercial:
Commercial real estate	3,908	585	4,415
Multi-family	-	550	-
Other	34	54	34
Consumer:
Second mortgages	-	-	-
Total	6,431	3,477	8,321
Total non-performing assets	16,839	22,096	21,236

Performing troubled debt restructurings:
Residential mortgage	882	2,150	1,049
Construction and development:
Land loans	1,157	1,167	1,160
Commercial:
Commercial real estate(1)	7,897	7,665	7,919
Multi-family	-	609	-
Other	175	176	175
Consumer:
Home equity lines of credit	-	-	37
Second mortgages	-	113
Total	10,111	11,880	10,340
Total non-performing assets and performing troubled debt restructurings	$26,950	$33,976	$31,575
Ratios:
Total non-accrual loans as a percent of gross loans	2.15%	3.47%	2.52%
Total non-performing assets as a percent of total assets	2.53%	3.20%	3.19%
Total non-performing assets and performing troubled debt restructurings as a percent of total assets	4.04%	4.91%	4.74%

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(1) Includes two TDRs in the aggregate amount of $1.8 million which were more than 60 days past due at December 31, 2011.